Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is executed as of this December 14, 2012 by and between Exar Corporation (the “Company”) and Kevin Bauer (“Employee”).

RECITALS

WHEREAS, Bauer desires finally to compromise, settle and discharge all claims, controversies, demands, actions or causes of action which he may have or claim to have against EXAR arising out of his employment agreement with EXAR.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the promises, mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. Termination. Bauer’s employment with EXAR, is hereby terminated, effective January 11, 2013 (the “Termination Date”).

1. Accrued Salary and Vacation. On the Termination Date, EXAR will pay Bauer all accrued salary, and all accrued and unused vacation earned through the Termination Date, subject to standard deductions and withholdings. Bauer is entitled to such a payment upon the cessation of his employment, regardless of whether or not he signs this Agreement.

2. Other Compensation and Benefits. Except as expressly provided for in this Agreement, Bauer will not receive any other compensation or benefits.

(a)	Base Salary. Upon execution of this Agreement, Bauer shall receive a payment of $125,000, subject to standard deductions and withholdings. This payment shall be paid in equal installments, beginning with the first payroll after the Termination Date, in accordance with the Company’s normal payroll practices then in effect over a period of six (6) consecutive months.

(b)	Medical Coverage. Bauer shall have the option to convert and continue medical and dental insurance for himself and his eligible dependents after the Termination Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Bauer timely exercises his right to convert his medical and dental insurance for himself and his eligible dependents, the Company shall pay the cost of Bauer’s premiums charged, to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Bauer (and, if applicable, Bauer’s eligible dependents) as in effect immediately prior to the Termination Date, for a period commencing on the Termination Date and ending on the earlier to occur of (i) the date Bauer becomes eligible for medical coverage with another employer and (ii) July 11, 2013.

EXAR Corporation • 48720 Kato Road • Fremont, CA 94538 • Main 510-668-7000 • Fax 510-668-7000 • www.exar.com

(c)	Management Incentive Program. Bauer shall participate, on a pro rata basis, in any payout that might be made under the EXAR fiscal year 2013 Management Incentive Program.

(d)	Indemnity Agreement. The term of the Indemnity Agreement shall be extended through the termination of Bauer’s Services Agreement provided his services remain active under said Agreement.

(e)	Consulting Services. Immediately following the Termination Date, and upon acceptance of this Agreement, Bauer shall be retained as an independent consultant and agree to provide consulting services to EXAR through July 11, 2013 (the “Consulting Period”) per the terms of the attached Services Agreement. During the Consulting Period Bauer will devote up to a maximum of ten (10) hours per month, except as noted specifically for the “Project Bonus”, to the Company and such of its subsidiaries as the Senior Vice President & CFO and/or the CEO may designate. Bauer will receive total compensation for this period as follows:

1.	Equity. Immediately following the Termination Date, and upon acceptance of this Agreement, Bauer will continue to vest any outstanding shares that were granted prior to the Termination Date through the end of the Consulting Period.

2.	Project Bonus. Bauer will receive a lump sum project bonus of $25,000 for his full time availability and assistance in closing, reconciling, and preparing the Quarterly Financials for Q3 of Fiscal Year 2013, and providing assistance as needed to the Senior Vice President and CFO and/or the CEO in the preparation of the Q3 FY13 Earnings Release statement. Payment is at the discretion of the CEO and will be commensurate with satisfactory completion of deliverables.

3. Proprietary Information. Bauer acknowledges that he will continue to abide by the obligations under his proprietary information agreement, including but not limited to, his obligation to refrain from unauthorized use or disclosure of EXAR’s proprietary information. A copy of that agreement is attached hereto as Exhibit A.

4. Property. Bauer hereby represents and warrants to EXAR that by the Termination Date, he will return to EXAR all EXAR documents (and all copies thereof) and other EXAR property which he has had in his possession at any time, including, but not limited to, EXAR files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, laptops and phones; and any materials of any kind which contain or embody any proprietary or confidential information of EXAR (and all reproductions thereof) (“EXAR Property”).

5. Non-disparagement. Bauer agrees that he will not disparage EXAR in any manner likely to be harmful to the business, its products, potential products, or the personal or business reputation of EXAR’s directors, shareholders or employees.

6. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by Bauer and EXAR and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Bauer may disclose this Agreement to his

EXAR Corporation • 48720 Kato Road • Fremont, CA 94538 • Main 510-668-7000 • Fax 510-668-7000 • www.exar.com immediate family; (b) Bauer and EXAR may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) EXAR may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) Bauer and EXAR may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

7. Release of Claims. Bauer hereby releases, acquits and forever discharges EXAR, its officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, or potential claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Termination Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Bauer’s employment with EXAR or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in EXAR, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state, or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment & Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Effective July 11, 2013, the Company will release, acquit and forever discharge Bauer of and from any and all claims, or potential claims, liabilities, demands, causes of action costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to Bauer’s Employment with EXAR except claims or potential claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, in any way related to acts of fraud, willful misconduct and gross negligence.

8. ADEA Waiver. Bauer acknowledges the he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended. He also acknowledges that the consideration given for the waiver in the above paragraph is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA that: (a) this waiver and release do not apply to any claims that may arise after the Termination Date of this Agreement; (b) he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days within which to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following the execution to this Agreement to revoke the Agreement; (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by Bauer, provided that EXAR has also signed the Agreement by that date (“Effective Date”). If Bauer revokes the Agreement within seven days provided for by this paragraph, he agrees to return to or reimburse EXAR all consideration provided to him by EXAR under this Agreement.

EXAR Corporation • 48720 Kato Road • Fremont, CA 94538 • Main 510-668-7000 • Fax 510-668-7000 • www.exar.com

9. Section 1542 Waiver. In granting the releases herein, Bauer acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by his must have materially affected his settlement with the debtor.

The parties fully understand that if the facts upon which this Agreement is given are found hereafter to be other than or different from the facts now believed to be true, the parties expressly accept and assume the risk of such possible difference in facts and agree that this Agreement shall be and remain effective notwithstanding any such differences in facts. The parties hereby expressly agree that this Agreement shall extend to and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

10. References. Bauer agrees to refer all inquiries from prospective employers to EXAR’s Vice President, Human Resources.

11. Entire Agreement. This Agreement, including Exhibit A constitutes the complete, final and exclusive embodiment of the entire agreement between Bauer and EXAR with respect to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representation of any party other than those expressly contained herein and it supersedes any other such promises, warranties or representations. Bauer acknowledges that he has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by an attorney, and signed the same of his own free will. This Agreement may not be amended or modified except in a writing signed by both Bauer and a duly authorized officer of EXAR.

12. No Admissions. It is understood and agreed by Bauer and EXAR that this Agreement represents a compromise settlement of various matters, that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to other party or to any other person, and that neither party makes any such admission.

13. Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

14. Non-Solicitation: Bauer agrees that for one year following the Termination Date he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

15. Severability. Should any provision herein be in any respect declared invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the enforceability of the other provisions of this Agreement, which shall remain in full force and effect, and be interpreted as though such invalid, illegal or unenforceable provision were not a part thereof, except that if any of the release provisions of this Agreement are found to be unenforceable, then the party in whose favor those release provisions were to apply shall have the option to declare the entire Agreement null and void. If any party declares this Agreement null and void as to it pursuant to this section, each other party shall also have the option of declaring the Agreement null and void as to it or him.

EXAR Corporation • 48720 Kato Road • Fremont, CA 94538 • Main 510-668-7000 • Fax 510-668-7000 • www.exar.com

16. Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of his duties under this Agreement, Bauer agrees not to delegate the performance of his duties under this Agreement.

17. Dispute Resolution / Attorneys’ Fees. The parties and signatories hereto represent that they have had an opportunity to be represented by counsel of their own choosing in the negotiations for and preparation of this Agreement, that they did in fact thoroughly discuss ail aspects of this Agreement with their respective counsel, that they have carefully and fully read this Agreement, and that they freely and voluntarily enter into it. Accordingly, the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be utilized in the interpretation of this Agreement.

Unless otherwise prohibited by law or specified below, ail disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. This arbitration shall be held in Alameda County. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such action shall be entitled to reimbursement of its attorneys’ fees and all other costs that may be incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

LOUIS DINARDO PRESIDENT & CEO		KEVIN BAUER SR VP, FINANCE & CFO

By:	/s/ LOUIS DINARDO	By:	/s/ KEVIN BAUER

Dated:	12/14/12	Dated:	12/14/2012

EXAR Corporation • 48720 Kato Road • Fremont, CA 94538 • Main 510-668-7000 • Fax 510-668-7000 • www.exar.com